Exhibit 3.1

A. M. CASTLE & CO.

ARTICLES OF AMENDMENT

THIS IS TO CERTIFY THAT:

FIRST: The charter of A. M. Castle & Co., a Maryland corporation (the “Corporation”), is hereby amended to provide that every ten shares of Common Stock, $0.01 par value per share (“Common Stock”), of the Corporation that were issued and outstanding immediately prior to the Effective Time (as defined below) shall be combined into one issued and outstanding share of Common Stock, $0.10 par value per share. No fractional shares of Common Stock will be or remain issued upon such amendment and each stockholder otherwise entitled to a fractional share shall be entitled to receive in lieu thereof cash in an amount equal to $0.70 multiplied by the number of pre-split shares of Common Stock held by such stockholder with respect to which a fractional share would otherwise have been issued.

SECOND: The amendment to the charter of the Corporation as set forth in Article FIRST has been duly approved by a majority of the Board of Directors of the Corporation as required by law. The amendment set forth in Article FIRST is limited to a change expressly authorized by Section 2-309(e)(2) of the Maryland General Corporation Law (the “MGCL”) to be made without action by the stockholders of the Corporation.

THIRD: The charter of the Corporation is hereby amended, effective immediately after the Effective Time, to decrease the par value of the shares of Common Stock issued and outstanding immediately after the Effective Time from $0.10 per share to $0.01 per share.

FOURTH : The amendment to the charter of the Corporation as set forth in Article THIRD has been duly approved by a majority of the entire Board of Directors of the Corporation as required by law. Pursuant to Section 2-605(a)(2) of the MGCL, no stockholder approval was required.

FIFTH: There has been no increase in the authorized stock of the Corporation effected by the amendments to the charter of the Corporation as set forth above.

SIXTH: These Articles of Amendment shall become effective at 5:00 p.m., Eastern Time, on December 29, 2020 (the “Effective Time”).

SEVENTH: The undersigned officer acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its President and Chief Executive Officer and attested to by its Secretary on this 28th day of December, 2020.

ATTEST:	A. M. CASTLE & CO.

/s/ Jeremy T. Steele	By:	/s/ Marec E. Edgar
Jeremy T. Steele		Marec E. Edgar
Secretary		President and Chief Executive Officer